EXHIBIT 99.2
     In addition to earnings applicable to common stock for Sierra Pacific Resources and Sierra Pacific Power and net income for Nevada Power, the companies have provided supplemental “adjusted earnings applicable to common stock” for Sierra Pacific Resources and “adjusted net income” for Nevada Power, all of which are non-GAAP financial measures, in order to provide information that management believes aids the reader in determining earnings after taking into consideration many items that are primarily non-operational in nature.
     Reconciliations between GAAP earnings applicable to common stock and adjusted earnings applicable to common stock for Sierra Pacific Resources and between GAAP net income and adjusted net income for Nevada Power are provided in the table below. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
     Since all periods being reported are affected by at least one of these items that are primarily non-operational in nature, management believes the non-GAAP financial measures are helpful to assure that they are taken into consideration accurately in assessing the financial performance for the three and nine month periods ended September 30, 2006, compared with the three and nine month periods ended September 30, 2005.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Earnings Applicable to Common Stock, Adjusted Net Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
Sierra Pacific Resources

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Earnings Applicable to Common Stock	$222,246	$61,018	$251,324	$60,583

Reinstatement of deferred energy costs, net of tax	(116,236)		(116,236)

Early debt conversion, net of tax		35,100		35,100

Early debt conversion fees, net of tax		4,763		4,763

Adjusted Earnings Applicable to Common Stock	$106,010	$100,881	$135,088	$100,446

Adjusted Earnings Applicable to Common Stock - diluted	$0.50	$0.55	$0.66	$0.55

Weighted Average shares outstanding diluted	211,641,821	183,752,200	204,744,823	183,607,923

Nevada Power

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Income	$211,113	$99,472	$236,273	$112,408
Reinstatement of deferred energy costs, net of tax	(116,236)		(116,236)

Adjusted Net Income	$94,877	$99,472	$120,037	$112,408